SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C.  20549

                                FORM 8-K

               CURRENT REPORT pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

Date of Report   (Date of earlier event reported)  March 7, 2003

                        COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)

      Delaware               0-20160               36-3820609
    (State or other      (Commission File No.)    (IRS Employer
     jurisdiction of                                Number)
     Incorporation)

           749 Lee Street, Des Plaines, Illinois    60016
        (Address of principal executive offices)  (Zip Code)

(Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On Friday, March 7, 2003, the Company issued a press release pertaining to the completion of 25th and the announcement of 26th Stock Repurchase Program. The text of the press release is attached hereto as Exhibit 99.1.

Item 7.  Exhibit 99.1

Des Plaines, IL. March 7, 2003 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc, Des Plaines, Illinois, announced today the completion of the Stock Repurchase Program dated June 18, 2002. A total of 100,000 shares were repurchased at an average price of $26.53.

The Company's Board of Directors has approved a new Stock Repurchase Program, the Company's twenty-sixth, enabling the company to repurchase up to 100,000 shares of its outstanding stock. These purchases will be made in the open market and/or through privately negotiated transactions. The stock will be used for the issuance of shares in connection with the exercises of previously granted stock options. The total common shares outstanding as of today are 3,387,463.

As of December 31, 2002, CoVest Bancshares, Inc. had consolidated assets of $609 million. It is a bank holding company for CoVest Banc, a national bank servicing customers with three full-service offices located in the northwest suburbs of the greater Chicago area. The Bank offers a wide range of retail and commercial banking services to the communities it serves. In addition, the bank provides other financial investments through its subsidiary, CoVest Investments, Inc.




                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: March 7, 2003


                          COVEST BANCSHARES, INC.



                          By:   /s/ JAMES L. ROBERTS

                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:  /s/ PAUL A. LARSEN

                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer